Exhibit 10.1

FLEXSTEEL INDUSTRIES, INC.

NOTIFICATION OF NON-STATUTORY STOCK OPTION AWARD

Name of Optionee: Derek P. Schmidt
Effective Date: April 6, 2020
Number of Shares Covered: 78,884	Date of Grant: April 6, 2020
Exercise Price Per Share: $9.97	Expiration Date: April 6, 2030

Flexsteel Industries, Inc. (the “Company”) hereby grants you an option (the “Option”) under this Notification of Non-Statutory Stock Option Award (this “Notification of Award”) as an inducement grant.  The Options granted under this Notification of Award are subject to the following terms and conditions:

1.         Omnibus Stock Plan.  The Option is not granted directly pursuant to the Company’s 2013 Omnibus Stock Plan (the “Plan”) (See Attachment C “Omnibus Stock Plan”). However, all applicable terms and conditions of the Plan will govern the Shares purchased or purchasable under the Option. Capitalized terms not otherwise defined within this Notification of Award shall have the respective meanings assigned to such terms in the Plan.

2.         Stock Option.  The Option is not intended to be an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code (the “Code”).

3.         Purchase Price.  The purchase price of the Stock is the Exercise Price Per Share, which shall not be less than the Fair Market Value of the Stock on the Date of Grant.

4.         Expiration Date.  Unless the right to exercise the Option is terminated earlier under Section 8, the Option will expire on the Expiration Date.  The Expiration Date shall not be more than ten years from the Date of Grant.  You are solely responsible for exercising this Option, if at all, prior to its Expiration Date. The Company has no obligation to notify you of this Option’s expiration.

5.         Vesting.  The Shares under the Option shall vest pursuant to the following vesting schedule:

Shares	Date
78,884	April 6, 2023

In the event that a Change in Control (see Attachment A, “Definitions”) occurs while the Employee is employed by the Company, then the vesting schedule set forth above shall be automatically accelerated so that all Shares purchased or purchasable upon exercise of this Option shall become fully vested, effective as of the effective time of the Change in Control.

6.         Exercise Period.  The Option may only be exercised prior to the Expiration Date.  Your right to exercise some or all of the Option may be terminated before the Expiration Date as provided in Section 8, relating to termination of your employment.  In all cases, you may only exercise the Option to the extent the Option has vested as stated in the Notification of Award.

7.         Transferability.  The Option may be exercised during your lifetime only by you and any exercise must be prior to the Expiration Date.  You may not transfer the Option, other than by will or the laws of descent and distribution.

8.         Termination of Employment.  All of your rights in this Option, to the extent not previously vested and exercised, shall terminate upon your termination of employment except as described in this Section 8.  With respect to the vested and exercisable portion of the Option, and subject to subsection (f):

(a)    In the event of your termination of employment due to reasons other than death, Disability, Termination for Cause (see Attachment A, “Definitions”) or termination on or after your Retirement Date, the Option may be exercised (to the extent exercisable at the date of termination) by you within three months after the date of termination of employment.

(b)    In the event of your termination of employment on or after your Retirement Date, the Option may be exercised (to the extent exercisable at the date of termination) by you within three years after the date of termination of employment.

(c)      In the event of your termination of employment due to Disability, the Option may be exercised in full by you within one year after the date of termination of employment.

(d)    In the event of your termination of employment due to death, the Option may be exercised in full by your estate or by a person who acquires the right to such Option by bequest or inheritance or otherwise by reason of your death, within one year after the date of termination of employment.

(e)    In the event of your Termination for Cause, the Option and your right to exercise the Option shall terminate immediately.

(f)    Notwithstanding anything in this Notification of Award, in no event may the Option be exercised after the Expiration Date.

9.         Method of Exercise; Use of Company Stock.

    (a)    The Option may be exercised by delivering written notice of exercise to the Company at the principal executive office of the Company, to the attention of the Company’s Secretary.  The notice must state the number of Shares to be purchased, and must be signed by the person exercising the Option.  If you are not the person exercising the Option, the person also must submit appropriate proof of his/her right to exercise the Option.  The Company may designate a third party to administer the option program in which case the third party may receive any required notice.

    (b)    Upon giving notice of any exercise hereunder, you must provide for payment of the purchase price of the Shares being purchased through one or a combination of the following methods:

        (i)    Purchase.  By paying cash (including check paid to the Company, wire transfer, bank draft, or money order);

        (ii)  Delivery of Shares.  By delivery or tender to the Company of unencumbered Shares (by actual delivery or attestation) having an aggregate Fair Market Value on the date the Option is exercised equal to the purchase price of the Shares being purchased under the Option, or a combination thereof, as determined by the Committee (provided, however, that no fractional Shares will be issued or accepted);

    (iii)     Broker-Assisted Cashless Exercise.  By directing a stockbroker designated by the Company to affect a broker assisted cashless exercise to sell Shares issued on exercise of the Option and remitting the proceeds of such sale to the Company; or

    (iv)     Net Exercise.  By instructing the Company to withhold Shares having an aggregate Fair Market Value on the date of exercise less than or equal to the purchase price of the Shares acquired upon exercise; provided that this method of exercise may only be used to deliver net shares to you and no cash compensation may be provided.

    In no event will you be permitted to pay any portion of the purchase price with Shares, through a broker-assisted cashless exercise or through net exercise, if the Committee, in its sole discretion, determines that payment in such manner could have adverse tax, securities law or financial accounting consequences for the Company.

10.       Withholding.  In any case where withholding is required or advisable under federal, state or local law in connection with any exercise by you under this Notification of Award, the Company is authorized to withhold appropriate amounts from amounts payable to you, or may require that you remit to the Company an amount equal to such appropriate amounts.  Upon the exercise of the Option, you may elect, subject to the approval of the Committee and compliance with applicable laws and regulations, to satisfy any withholding requirements, in whole or in part, by having the Company withhold Stock having a Fair Market Value, on the date the tax is to be determined, equal to the standard required withholding rates for non-periodic payments.  In no event will the Company be required to permit the exercise of the Option unless the applicable withholding requirements are satisfied.

11.       Changes in Capitalization, Dissolution, Liquidation, Reorganization, Acquisition.  The terms stated in the Notification of Award are subject to modification upon the occurrence of certain events as described in Section 16 of the Plan.

12.        Severability.  In the event any provision of this Notification of Award is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Notification of Award, and the Notification of Award will be interpreted and enforced as if the illegal or invalid provision had not been included.

13.       No Guarantee of Employment.  The Notification of Award will in no way restrict the right of the Company to terminate your employment at any time.

14.       Tax Advice.    You acknowledge that you have not looked to or relied upon the Company or any of its officers, directors, optionees, shareholders, accountants or legal counsel for tax advice concerning the tax consequences of the grant to, and your exercise of, the Option and that you have obtained such advice, to the extent you determine that it is necessary, from other sources located by you.

15.       No Shareholder Rights.    You will have no rights as a shareholder with respect to any Stock subject to the Option prior to the date of exercise of the Option and, after such date, will only have rights as a shareholder with respect to the Stock acquired upon exercise.

16.       Governing Terms.  This Notification of Award is not made according to the provisions of the Plan.  However, all applicable terms and conditions of the Plan will govern the Shares purchased or purchasable under the Option.  The terms of the Plan are incorporated by reference in this Notification of Award.  Terms used in this Notification of Award have the meanings used in the Plan unless the context clearly requires otherwise.  The terms “termination of employment,” “terminate employment,” and similar terms shall mean “Separation from Service” as defined in the Plan.  In the event of a conflict between the provisions of the Plan and the provisions of this Notification of Award, the provisions of this Notification of Award will govern.

17.       Resale Restrictions.  The terms of the Plan shall not restrict the resale of Stock acquired upon exercise of the Option. Resales by participants who are officers or directors of the Company must comply with (i) Rule 144 under the Securities Act of 1933, as amended, and (ii) the six-month short swing profit restrictions under Section 16(b) of the Securities Exchange Act of 1934, as amended. The Board of Directors of Flexsteel Industries, Inc. has adopted Stock Ownership Guidelines (see Attachment D “Stock Ownership Guidelines”). These guidelines are a part of this Notification of Award.

18.       Entire Understanding.    This Notification of Award constitutes the entire understanding of you and the Company with respect to the subject matter of this Notification of Award, and, except as otherwise provided in the Plan, may not be amended, changed, modified, terminated, or waived other than by written instrument signed by you and the Company.  This Notification of Award supersedes all prior oral or written agreements and understandings between you and the Company concerning the subject matter of the Notification of Award, including any implied or express representations regarding your ownership of any interest in the Company or its property, and any prior oral or written agreements conveying stock option rights to you.

19.       Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation.    By accepting the Option, you acknowledge that:  (a) the grant of the Option is a one-time benefit that does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (b) all determinations with respect to any such future grants, including but not limited to, the times when options will be granted, the number of shares of Stock subject to each option, the Exercise Price Per Share, and the time or times when each option will be exercisable, will be at the sole discretion of the Company; (c) the value of the Option is an extraordinary item of compensation that is outside the scope of your employment agreement, if any, with the Company; (d) the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payment, bonus, long-service award, pension or retirement benefit or similar payment; (e) the exercisability of the Option ceases upon termination of employment with the Company for any reason except as may otherwise be explicitly provided in the Plan or this Notification of Award or otherwise permitted by the Committee; (f) the future value of the Stock subject to the Option is unknown and cannot be predicted with certainty; and (g) if the Stock subject to the Option does not increase in value, the Option will have no value.

20.       Forfeiture and Repayment. If you receive or become entitled to receive a payment under this Notification of Award within six months before your Separation from Service with the Company, the Company, in its sole discretion, may require you to forfeit or return the Award, as the case may be, in the event you:  (a) engage in Competitive Activity at any time during your employment or within a two-year period after your Separation from Service or (b) engage in Improper Use of Confidential Information at any time.  (See Attachment A, “Definitions.”)  The Company also reserves the right to require you to pay back to the Company any amount received under the Award as described in Section 18 of the Plan.  Further, in no event will you be entitled to an Award under this Notification of Award if you have a Termination for Cause at any time before the payment date of the Award.  Any repayment due under this Section 20 or Section 18 of the Plan will be made by you either in the Shares, or in a dollar amount equal to the Fair Market Value of the Shares determined on the date of repayment, you received under the Award.  The Committee, in its discretion, will determine which method of payment is acceptable.  Further, in no event will you be entitled to an Award under this Notification of Award if you have a Termination for Cause at any time prior to the payment date.

21.       Beneficiary Designation.  If your employment is terminated as a result of your death,  someone other than you may become entitled to exercise this Option, as provided in Section 8 of this Notification of Award.  You are hereby permitted to designate a beneficiary to exercise the vested portion of this Option in the event of your death.  Any beneficiary can be named and you may change your beneficiaries at any time by submitting such designation, in writing, to the Company.  (See Attachment B, “Beneficiary Designation of Employee”)

[Signature Page to Follow]

FLEXSTEEL INDUSTRIES, INC.

NOTIFICATION OF NON-STATUTORY STOCK OPTION AWARD

ACKNOWLEDGEMENT

Name of Optionee: Derek P. Schmidt
Effective Date: April 6, 2020	Vesting Schedule: 78,884 shares April 6, 2023
Number of Shares Covered: 78,884	Date of Grant: April 6, 2020
Exercise Price Per Share: $9.97	Expiration Date: April 6, 2030

FLEXSTEEL INDUSTRIES, INC.:

By: Jerald K. Dittmer
Its: President & CEO

Acknowledgement:  Your receipt of this Notification of Award constitutes your agreement to be bound by the terms and conditions of this Notification of Award and the Plan.

OPTIONEE:

/s/ Derek Schmidt
Derek P. Schmidt

ATTACHMENT A

Definitions

The Capitalized terms used in this Notification of Award have the meanings set forth below.

“Change in Control” means any of the following but only if such event meets the definition of “change in control” for purposes of Section 409A of the Code):

(i)     Any individual, entity or group becomes a “Beneficial Owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of at least thirty percent (30%) but less than fifty percent (50%) of the voting stock of the Company in a transaction that is not previously approved by the Board of Directors of the Company;

(ii)    Any individual, entity or group becomes a Beneficial Owner, directly or indirectly, of at least fifty percent (50%) of the voting stock of the Company;

(iii)  The person who were directors of the Company immediately prior to any contested election or series of contested elections, tender offer, exchange offer, merger, consolidation, other business combination, or any combination of the foregoing cease to constitute a majority of the members of the Board of Directors immediately following such occurrence;

(iv)   Any merger, consolidation, reorganization or other business combination where the individuals or entities who constituted the Company’s shareholders immediately prior to the combination will not immediately after the combination own at least fifty percent (50%) of the voting securities of the business resulting from the combination;

(v)    The sale, lease, exchange, or other transfer of all or substantially all the assets of the Company to any individual, entity or group not affiliated with the Company;

(vi)    The liquidation or dissolution of the Company; or

(v)    The occurrence of any other event by which the Company no longer operates as an independent public company.

 “Competitive Activity” means any of the following regardless of whether it is undertaken, directly or indirectly, on your own behalf or on behalf of any person or entity other than the Company, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, contractor, consultant or otherwise:

(i)     Engaging in any business activity, in any geographic market in which the Company is then engaged in business that is competitive with the business of the Company; or

(ii)    Hiring or soliciting for employment any person who is then an employee of the Company; or

(iii)   Inducing or attempting to induce any person to end his or her employment relationship with the Company; or

(iv)   Soliciting business concerning any business (as described in Section (i) above) from any person or entity who is, or who was, a client, customer, prospective client or prospective customer of the Company; or

(v)    Taking any action to divert business from, or inducing or attempting to induce any customer or prospective customer or any vendor, supplier or other business relation to cease doing business with the Company.

“Improper Use of Confidential Information” means:

(i)    Any use or disclosure of Confidential Information except as required for the performance of your duties as an employee of the Company;

(ii)    Any act or omission that directly or indirectly would materially reduce the value of Confidential Information except for such acts or omissions that are required for the performance of your duties as an employee of the Company.

(iii)    Notwithstanding anything in Sections (i) or (ii) above, Improper Use of Confidential Information does not include:

(A)    any disclosure, use or other act or omission that is expressly authorized in writing, in advance by the Company; or

(B)    any required disclosure of Confidential Information by law or legal process, if:  (x) you provide prompt notice to the Company in writing, and prior to disclosing any Confidential Information, so that the Company may elect to seek an appropriate protective order to prevent disclosure at the Company’s option and expense; and (y) you cooperate with the Company in any efforts to seek a protective order.

    For purposes of this definition, “Confidential Information” means any non-public information regarding the Company or any of its owners, directors, representatives, agents, employees, suppliers, vendors, shareholders, members, clients, customers, or other third parties or entities with whom the Company does business and which you have learned or developed in the past as a result of your employment by or association with the Company or which you learn or develop while providing services to the Company.  Confidential Information includes, but is not limited to, trade secrets, information about customers, prospective customers, marketing strategies, business strategies, sales strategies, products, services, key personnel, suppliers, pricing, technology, computer software code, methods, processes, designs, research, development systems, techniques, finances, accounting, purchasing, forecasts, or planning.  All information disclosed to you or to which you obtain access in whatever form, whether originated by you or by others, during the period that you provide services to the Company will be presumed to be Confidential Information if it is treated by the Company as being Confidential Information or if you have a reasonable basis to believe it to be Confidential Information.  For these purposes, Confidential Information will not include knowledge or information:  (i) that is now or subsequently becomes generally publicly known, other than as a direct or indirect result of Improper Use or Disclosure of Confidential Information by you; or (ii) that is independently made available to you in good faith by a third party who has not violated any legal duty or confidential relationship with the Company.

“Termination for Cause” means the involuntary termination of a Participant’s employment with the Company as a result of dishonesty, fraud, misappropriation of funds, theft relating to the Participant’s position, harassment, an act of violence, acts punishable by law, misconduct as described in the Flexsteel Industries, Inc. Employee Handbook, as amended from time to time, or such other serious misconduct as will be determined by the Company to constitute conduct that warrants forfeiture pursuant to the Plan and this Notification of Award.

ATTACHMENT B

FLEXSTEEL INDUSTRIES, INC.

NON-STATUTORY STOCK OPTION

BENEFICIARY DESIGNATION OF EMPLOYEE

Pursuant to the Notification of Non-Statutory Stock Option Award granted to me by Flexsteel Industries, Inc. (the “Company”) on April 6, 2020,  I,  Derek P. Schmidt, hereby designate the following as beneficiary of any portion of my award which has been earned according to the terms of the Company’s 2013 Omnibus Stock Option Plan and unpaid at the time of my death.

A.    Primary Beneficiary:  _____________________________________

B.    Contingent Beneficiary:  ___________________________________

Signature:  ________________________________

Name:   Derek P. Schmidt

*This election is valid until a later dated designation is completed and filed with the Company.

ATTACHMENT C

FLEXSTEEL INDUSTRIES, INC.

OMNIBUS STOCK PLAN

Effective July 1, 2013

PURPOSE

The purpose of the Plan is to promote the interests of the Company and its shareholders by providing key personnel of the Company with an opportunity to acquire a proprietary interest in the Company and reward them for achieving a high level of corporate performance, and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company. In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability. The Plan is also intended to provide nonemployee directors with an opportunity to acquire a proprietary interest in the Company, to compensate nonemployee directors for their contribution to the Company and to aid in attracting and retaining nonemployee directors.

ELIGIBILITY

Participation in the Plan is limited to employees of the Company and to the members of the Board. The granting of awards under the Plan is solely at the discretion of the Nominating and Compensation Committee of the Board (the “Committee”).

ADMINISTRATION OF THE PLAN

The Committee will administer the Plan. The Committee has exclusive power to (i) make awards, (ii) determine when and to whom awards will be granted, the form of each award, the amount of each award, and any other terms or conditions of each award consistent with the Plan, and (iii) determine whether, to what extent and under what circumstances, awards may be canceled, forfeited or suspended.

SHARES AVAILABLE UNDER THE PLAN

The number of shares of common stock available for distribution under the Plan may not exceed 700,000 (subject to adjustment for changes in capitalization of the Company). Any Shares subject to the terms and conditions of an award under the Plan that are not used because the terms and conditions of the award are not met may again be used for an Award under the Plan.

DESCRIPTION OF PLAN AWARDS

The Plan provides that the Committee may grant awards to participants in the form of (i) shares of common stock subject to restrictions on transfer and conditions of forfeiture, commonly referred to as “restricted stock,” (ii) right to receive shares of common stock subject to restrictions and conditions for payment of shares are satisfied, commonly referred to as “restricted stock unit,” (iii) “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code or non-statutory stock options, (iv) rights to receive a payment from the Company in Common Stock equal to the excess of the fair market value of a share of common stock on the date of exercise over a specified price fixed by the Committee, commonly referred to as “Stock Appreciation Rights” or “SARs,” or (v) rights to receive payment from the Company in common stock based upon the achievement of performance goals established by the Committee, commonly known as “performance units.”

Options. The Committee will have the authority to grant stock options and to determine all terms and conditions of each stock option, including a vesting schedule, if any. The Committee will fix the option price per share of Common Stock, which may not be less than the fair market value of the Common Stock on the date of grant. The Committee will determine terms and conditions of exercise, as well as the expiration date of each option, but the expiration date will not be later than 10 years after the grant date.

The option price is payable in full at the time of exercise, provided that to the extent permitted by law, the Notification of Award may permit the participants to simultaneously exercise options and sell the shares thereby acquired pursuant to a brokerage transaction and use the proceeds from the sale as payment of the purchase price of the shares, or exercise the option in a “net exercise,” by which the number of shares distributed to the participant is reduced by the aggregate purchase price of the shares being exercised divided by the then fair market value of a share.  The purchase price may also be payable in cash or by delivery or tender of shares (by actual delivery or attestation) having a fair market value as of the date the option is exercised equal to the purchase price of the shares being exercised, or a combination thereof.

If the aggregate fair market value of the shares subject to the option that becomes exercisable during a calendar year exceeds $100,000, then the option will be treated as a nonqualified stock option to the extent the $100,000 limitation is exceeded. Each incentive stock option that the administrator grants to an eligible employee who owns more than ten percent of the total combined voting power of all classes of stock then issued by our company or a subsidiary must have an exercise price at least equal to 110% of the fair market value of the common stock on the date of grant and must terminate no later than five years after the date of grant.

Stock Appreciation Rights. The Committee will have the authority to grant stock appreciation rights. A stock appreciation right is the right of a participant to receive Common Stock with a fair market value, equal to the appreciation of the fair market value of a share of common stock during a specified period of time. The Committee will determine all terms and conditions of each stock appreciation right.

Performance and Stock Awards. The Committee will have the authority to grant awards of restricted stock or restricted stock units. Restricted stock means shares of common stock that are subject to a risk of forfeiture, restrictions on transfer or both a risk of forfeiture and restrictions on transfer. Restricted stock unit means the right to receive a payment shares equal to the fair market value of one share of Common Stock. The Committee will determine all terms and conditions of the awards.

PERFORMANCE GOALS

For purposes of the Plan, Performance Goals are the goals established for a given performance period, the achievement of which may be a condition for receiving an award under the Plan. A Performance Goal may be adjusted in accordance with Section 162(m) of the Internal Revenue Code during a Performance Period to prevent dilution or enlargement of an Award as a result of extraordinary events or circumstances as determined by the Committee or to exclude the effects of extraordinary, unusual or nonrecurring events, changes in accounting principles, discontinued operations, acquisitions, divestitures and material restructuring charges. Performance Goals may be based on one or more of the following criteria and may be based on attainment of a particular level of or positive change in consolidated (company-wide) or subsidiary, division or operating unit financial measures: (1) pre-tax or after-tax income (before or after allocation of corporate overhead and incentive compensation), (2) net income, (3) reduction in expenses, (4) operating income, (5) earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization), (6) gross revenue, (7) working capital, (8) profit margin or gross profits, (9) share price, (10) cash flow, free cash flow or cash flow per share (before or after dividends), (11) cash flow return on investment, (12) return on capital (including return on total capital or return on invested capital), (13) return on assets or net assets, (14) market share, (15) pre-tax or after-tax earnings per share, (16) operating earnings per share, (17) total stockholder return, (18) growth measures, including revenue growth, as compared with a peer group or other benchmark, (19) economic value-added models or equivalent metrics, (20) comparisons with various stock market indices, (21) improvement in or attainment of expense levels or working capital levels, (22) operating margins, gross margins or cash margins, (23) year-end cash, (24) debt reductions, (25) stockholder equity, (26) regulatory achievements, (27) implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures, (28) leadership, recruiting, developing and maintaining personnel, (29) customer satisfaction, (30) operating efficiency, productivity ratios, (31) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals (including accomplishing regulatory approval for projects), cost or cost savings targets, accomplishing critical milestones for projects, and goals relating to acquisitions or divestitures, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the applicable period).

AWARD LIMITS

To qualify awards under the Plan as “performance-based compensation” under Section 162(m), the Company is required to establish limits on the number of awards that may be granted to an individual participant. The maximum number of shares that may be awarded to a participant under the Plan in any fiscal year of the Company, by form of Award, is as follows: (a) restricted stock: 30,000 shares; (b) restricted stock units: 30,000 shares; (c) shares purchasable under options (including non-statutory stock options and incentive stock options): 30,000 shares; (d) shares with respect to which stock appreciation rights may be exercised: 30,000 shares; and (e) performance units: 30,000 shares. Each of these limitations is subject to adjustment for changes in capitalization of the Company.

FEDERAL TAX TREATMENT

The Plan is not a qualified pension, profit-sharing or stock bonus plan under Section 401(a) of the Code.  The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

The U.S. federal income tax consequences of the Plan under current federal law, which is subject to change, are summarized in the following discussion which deals with the general tax principles applicable to the Plan.  This summary is not intended to be exhaustive and does not describe state, local or FICA tax consequences.  The tax consequences to a participant depend on the type of award granted under the Plan.

Options. Stock option grants under the Plan may either be granted as incentive stock options, which are governed by Section 422, as amended, or as non-qualified stock options, which are governed by Section 83 of the Internal Revenue Code, as amended. Generally, no federal income tax is payable by the participant upon the grant of an incentive stock option and no deduction is taken by us. If certain holding periods are met, the exercise of an incentive stock option does not result in taxation to the participant; rather, the participant is taxed only at the time of sale of the shares received upon exercise. If the shares have been held for at least one year after the date of exercise and at least two years from the date of grant of the option, the participant will be taxed on any appreciation in excess of the exercise price as long-term capital gains. In that event, we are not entitled to a deduction for the amount of the capital gains. Under current tax laws, if a participant exercises a non-qualified stock option, the participant will be taxed on the difference between the fair market value of the stock on the exercise date and the exercise price and, thereafter, the participant would receive capital gains on any appreciation in stock value after the exercise date, depending upon the length of time the participant held the stock after exercise. When the option is exercised, we will be entitled to a corresponding tax deduction.

Restricted and Performance Stock and Units. Awards of restricted stock and restricted stock units, performance stock and performance units under the Plan generally are not subject to federal income tax when awarded, unless the participant properly elects to accelerate the tax recognition. Restricted stock is generally subject to ordinary income tax at the time the restrictions lapse and performance stock is taxed at the time the performance targets are met. Restricted stock units and performance units are generally subject to ordinary tax at the time of payment, even if vested earlier. We are entitled to a corresponding deduction at the time the participant recognizes taxable income on the restricted or performance stock or units.

Section 162(m) Limit on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the deduction the Company can take for compensation paid to our “Covered Employees” (as defined under Code Section 162(m)) to $1,000,000 per year per individual. However, performance-based compensation that meets the requirements of Section 162(m) does not have to be included as part of the $1,000,000 limit. The Plan is designed so that awards granted to the covered individuals may meet the Section 162(m) requirements for performance-based compensation.

Code Section 409A. Awards under the Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Internal Revenue Code. If the requirements of Section 409A are not complied with, then holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax and, potentially, interest and penalties. The Plan has been designed to issue awards that comply with, or be exempt from Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued pursuant to Section 409A.

FORFEITURE AND CLAWBACK

The Company may provide that if a participant has received or been entitled to an award within six months before the participant’s termination of employment with the Company, the Committee may require the participant to return or forfeit the award in the event of certain occurrences specified in the award. The occurrences may, but need not, include termination for “cause” (as defined in the award or, if applicable, as defined in any employment agreement between the participant and the Company), competition with the Company, unauthorized disclosure of material proprietary information of the Company, a violation of applicable business ethics policies of the Company, a violations of applicable law, or any other occurrence specified in the award within the period or periods of time specified in the award. In addition, the Company reserves the right to require a participant to pay back to the Company all shares received under the Plan to the extent required by law, under any applicable listing standard or under any applicable clawback policy adopted by the Company.

CHANGE IN CONTROL

The Company may provide that an award under the Plan includes a provision for full vesting or a pro rata payment if a participant’s employment terminates during a performance period in connection with a change in control.

EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan became effective as of July 1, 2013, but subject to the shareholders’ approval of the Plan at the 2013 Annual Meeting of Shareholders. The Plan will remain in effect until all Common Stock subject to it is distributed, all awards have expired or lapsed, or the Plan is terminated pursuant to its terms or June 30, 2023; provided, however, that awards made before the termination date may be exercised, vested or otherwise effectuated beyond the termination date unless limited in the agreement or otherwise. No award of an incentive stock option will be made more than 10 years after the effective date.

AMENDMENT AND MODIFICATION OF AWARDS UNDER THE PLAN

The Board may at any time and from time-to-time terminate, suspend or modify the Plan. The Committee may at any time alter or amend any or all agreements under the Plan to the extent permitted by law. No termination, suspension, or modification of the Plan will materially and adversely affect any right acquired by any participant under an award granted before the date of termination, suspension, or modification, unless otherwise agreed to by the participant in the agreement or otherwise, or required as a matter of law.

RESALE RESTRICTIONS

The resale of shares of Common Stock acquired upon exercise of awards granted under the Plan is generally not restricted by the terms of the Plan. Resales by participants who are officers or directors of the Company must comply with (i) Rule 144 under the Securities Act of 1933, as amended, and (ii) the six-month short swing profit restrictions under Section 16(b) of the Exchange Act.

ATTACHMENT D

STOCK OWNERSHIP GUIDELINES

Adopted July 22, 2016

The Board of Directors (the “Board”) of Flexsteel Industries, Inc. (“Flexsteel” or the “Company”) has adopted Stock Ownership Guidelines (“Ownership Guidelines”).  These Ownership Guidelines are applicable to all Flexsteel Section 16 executive officers (“executive officers”) (as such term is defined pursuant to Section 16 of the Securities and Exchange Act of 1934, as amended), the non-employee directors of the Board (“directors”), other officers of the Company (“officers”), and all other employees that receive stock based compensation (“key associates”) in any form from the Company (collectively “participants”).

Ownership Guidelines

Pursuant to these Ownership Guidelines, each of the participants will be expected to maintain an ownership position in the Company’s shares of common stock as set forth in the applicable guidelines below:

    Minimum Stock Ownership Requirement

Leadership Position	Ownership Guidelines
Directors of the Board	3 times annual director cash compensation
Executive Officers	2 times base salary
Officers	1 times base salary
Key Associates	0.5 times base salary

Ownership Defined

For purposes of meeting the applicable Ownership Guidelines, stock that counts toward satisfaction of Flexsteel’s Stock Ownership Guidelines include:

•    Flexsteel Industries, Inc. common stock owned (i) directly by the participant or their spouse, (ii) jointly by the participant or their spouse, and (iii) indirectly by a trust, partnership, limited liability company or other entity for the benefit of the participant or their spouse;

•    100% of Restricted Stock Awards (vested and unvested) issued under the Company’s Equity Incentive Plans; and

•    100% of the intrinsic value of unexercised Stock Options (vested and unvested) issued under the Company’s Equity Plans.

Subject to the Retention Ratio requirements, there is no expected time period to achieve the minimum stock ownership requirement.

Retention Ratio

Participants must maintain at least 60% of the stock received from equity awarded (on a shares-issued basis) until minimum stock ownership requirement level is achieved.

Stock Holding Requirements

Once the Ownership Guideline has been achieved, participants will be required to maintain the stock holding requirement for the duration of their employment with or service to the Company.

Compliance

The Company’s Compensation Committee (the “Committee”) shall have authority to enforce these Stock Ownership Guidelines.

Non-Compliance

If a participant is not in compliance with the Ownership Guidelines, the participant will be prohibited from selling or otherwise disposing of the Flexsteel common stock until their holdings meet the applicable minimum requirements, and then only to the extent that their remaining holdings do not fall below the applicable minimum holding requirement.

Administration

The Committee shall periodically assess these Ownership Guidelines and recommend changes, if any, to the Board of Directors. The Board of Directors may amend or terminate these Ownership Guidelines in its discretion.

Hardship

There may be instances in which the Ownership Guidelines would place a severe hardship on the participant.  Under these circumstances, the Committee may, on a case-by-case basis, modify the Ownership Guidelines, in its discretion.